Exhibit 99.1

TERAWULF INC. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page

Condensed Consolidated Financial Statements:

Condensed Consolidated Balance Sheets as of September 30, 2021(unaudited) and March 31, 2021	2

Condensed Consolidated Statements of Operations for the three and six months ended September 30, 2021 (unaudited)	3

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity for the three and six months ended September 30, 2021 (unaudited)	4

Condensed Consolidated Statement of Cash Flows for the six months ended September 30, 2021 (unaudited)	5

Notes to Condensed Consolidated Financial Statements	6

TERAWULF INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2021 AND MARCH 31, 2021
(In thousands, except number of shares, per share amounts and par value)

	September 30, 2021	March 31, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$594	$6,300
Prepaid expenses	2,573	5
Other current assets	51	-
Total current assets	3,218	6,305

Equity in net assets of investee	63,005	-
Property, plant and equipment, net	8,410	-
Right-of-use asset	1,044	-
Deposits	567	23,700
Other assets	345	-

TOTAL ASSETS	$76,589	$30,005

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Acounts payable and accrued liabilities	$8,035	$1,739
Current portion of operating lease liability	87	-
Total current liabilities	8,122	1,739

Operating lease liability, net of current portion	1,015	-

TOTAL LIABILITIES	9,137	1,739

Commitments and Contingencies (See Note 7)

Series A redeemeable convertible preferred stock, $0.001 par value, 2,000,000 authorized; 2,000,000 and 0 issued and outstanding as of September 20, 2021 and March 31, 2021, respectively; contingent redemption amount $25 per share	49,815	-

STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value, 100,000,000 authorized, 50,000,000 issued and outstanding	50	50
Additional paid-in capital	29,892	29,892
Accumulated deficit	(12,305)	(1,676)
Total stockholders' equity	17,637	28,266

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$76,589	$30,005

See Notes to Condensed Consolidated Financial Statements.

TERAWULF INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2021
(In thousands, except number of shares and loss per common share)

	Three Months Ended	Six Months Ended
	September 30, 2021	September 30, 2021
Revenue	$-	$-

Cost of operations:
Operating expense	36	151
Selling, general and administrative	5,998	10,150
Total cost of operations	6,034	10,301

Operating loss	(6,034)	(10,301)
Income tax expense (benefit)	-	-
Equity in net loss of investee, net of tax	188	328
Net loss	$(6,222)	$(10,629)

Loss per common share:
Basic and diluted	$(0.12)	$(0.21)

Weighted average common shares outstanding:
Basic and diluted	50,000,000	50,000,000

See Notes to Condensed Consolidated Financial Statements.

TERAWULF INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2021

(In thousands, except number of shares)

	Three Months Ended September 30, 2021
	Preferred Stock		Common Stock		Additional
	Number	Amount	Number	Amount	Paid-in Capital	Accumulated Deficit	Total
Balances as of June 30, 2021	2,000,000	$49,815	50,000,000	$50	$29,892	$(6,083)	$23,859

Net loss	-	-	-	-	-	(6,222)	(6,222)

Balances as of September 30, 2021	2,000,000	$49,815	50,000,000	$50	$29,892	$(12,305)	$17,637

	Six Months Ended September 30, 2021
	Preferred Stock		Common Stock		Additional
	Number	Amount	Number	Amount	Paid-in Capital	Accumulated Deficit	Total
Balances as of March 31, 2021	-	$-	50,000,000	$50	$29,892	$(1,676)	$28,266

Issuance of Series A Preferred Stock, net of issuance costs	2,000,000	49,815	-	-	-	-	-
Net loss	-	-	-	-	-	(10,629)	(10,629)

Balances as of September 30, 2021	2,000,000	$49,815	50,000,000	$50	$29,892	$(12,305)	$17,637

See Notes to Condensed Consolidated Financial Statements.

TERAWULF INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2021

(In thousands)

2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,629)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in net loss of investee, net of tax	328
Changes in operating assets and liabilities:
Increase in prepaid expenses	(2,568)
Increase in other current assets	(51)
Decrease in right-of-use asset	32
Increase in deposits	(567)
Increase in accounts payable and accrued liabilities	4,119
Increase in operating lease liability	26
Net cash used in operating activities	(9,310)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in joint venture related to direct payments made on behalf of joint venture	(51,483)
Reimbursable payments for deposits on plant and equipment made on behalf of a joint venture partner	(38,466)
Reimbursement of payments for deposits on plant and equipment made on behalf of a joint venture partner	38,466
Reimbursement from joint venture partner for deposits on plant and equipment contributed to the joint venture	11,850
Purchase of and deposits on plant and equipment	(6,763)
Net cash used in investing activities	(46,396)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series A preferred stock	50,000
Net cash provided by financing activities	50,000

Net change in cash and cash equivalents	(5,706)
Cash and cash equivalents at beginning of period	6,300
Cash and cash equivalents at end of period	$594

Supplemental disclosure of non-cash activities:
Right-of-use asset obtained in exchange for lease obligation	$1,076
Contribution of deposits on plant and equipment to joint venture	$11,850
Series A preferred stock issuance costs in accrued liabilities	$185
Deferred financing costs in accrued liabilities	$345
Purchases of and deposits on plant and equipment in accounts payable	$1,647

See Notes to Condensed Consolidated Financial Statements.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – ORGANIZATION

Organization

TeraWulf Inc. is a Delaware corporation that was formed on February 8, 2021, with the planned principal operations of developing, constructing and operating bitcoin mining facilities in the United States that are fueled by clean, low cost and reliable power sources. TeraWulf Inc. and its Subsidiaries (collectively “TeraWulf” or the “Company”) expect to operate a portfolio of bitcoin mining facilities, either wholly owned or through joint ventures, that each deploy a series of powerful computers that solve complex cryptographic algorithms to mine bitcoin and validate transactions on the bitcoin network. Substantially all of TeraWulf’s revenue will be derived from two primary sources: earning bitcoin rewards and transaction fees for validating transactions. While the Company may choose to mine other cryptocurrencies in the future, it has no plans to do so currently.

TeraWulf’s first two bitcoin mining facilities in New York and Pennsylvania are expected to comprise 550 megawatts (“MW”) of net total mining capacity, initially. The Pennsylvania bitcoin mining facility is being developed through a joint venture (see Note 6). The Company’s New York bitcoin mining facility is expected to commence operations in the first quarter of 2022, while the Pennsylvania joint venture bitcoin mining facility is expected to commence operations in the second quarter of 2022. TeraWulf expects the 550 MW build-out to be completed by the end of 2023. During 2021, the Company entered into certain purchase agreements with two bitcoin miner manufacturers to acquire up to a total of 60,000 bitcoin miners, which are expected to be delivered between November 2021 and June 2022. See Note 6 for additional information.

In May 2021, TeraWulf created three wholly owned subsidiaries to facilitate ownership of bitcoin mining facilities or joint venture interests related thereto. Lake Mariner Data LLC and Kyalami Data LLC are subsidiaries involved in developing wholly owned bitcoin mining facilities in New York. TeraWulf (Thales) LLC (“Thales”) is a subsidiary holding interests in a joint venture involved in developing bitcoin mining facilities in Pennsylvania (see Note 6).

The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to construct and operate the bitcoin mining facilities and failing to successfully secure sufficient bitcoin miners, site locations and electricity required for bitcoin mining operations. As of September 30, 2021, the Company had no revenue and no bitcoin mining facilities in operation but has commenced related development and equipment procurement activities.

Merger Agreement

On June 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IKONICS Corporation (“IKONICS”), a public company registered on the National Association of Securities Dealers Automated Quotations (“Nasdaq”), pursuant to which, among other things, the Company will effectively acquire IKONICS and become a publicly traded company on the Nasdaq, subject to certain conditions being fulfilled including, but not limited to, approval by the stockholders of both the Company and IKONICS and a registration statement on Form S-4 becoming effective under the Securities Act of 1933, as amended. On November 12, 2021, a registration statement on Form S-4 became effective under the Securities Act of 1933.

The Merger Agreement contemplates the creation of certain holding companies and subsidiaries and multiple merger steps to accomplish the Merger Agreement objective of a combined public entity under the control of TeraWulf’s legacy stockholders. Subsequent to the effective completion of the multiple merger steps, under the terms of the Merger Agreement, each share of IKONICS common stock issued and outstanding immediately prior to the transaction close, as defined (the “Closing”), will automatically be converted into and exchanged for (i) one validly issued, fully paid and nonassessable share of common stock of the surviving public company, (ii) one contractual contingent value right to a Contingent Value Rights Agreement (“CVR Agreement” as discussed below) and (iii) the right to receive $5.00 in cash, without interest. TeraWulf common stock (including new shares of TeraWulf common stock resulting from the conversion of the Series A Preferred Stock described in Note 8, but excluding any Dissenting Shares as defined in the Merger Agreement), issued and outstanding immediately prior to the Closing will automatically be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of the surviving publicly listed company such that the TeraWulf common stock holders prior to conversion will effectively control 98% of the total outstanding shares of the surviving public company immediately subsequent to the Closing.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Merger Agreement contains customary representations and warranties from the Company and IKONICS. It also contains customary covenants, including providing (i) for each of the parties to use reasonable best efforts to consummate the transactions contemplated in the Merger Agreement, and (ii) for the Company and IKONICS to carry on their respective businesses in the ordinary course of business consistent with past practice during the period between the execution of the Merger Agreement and the Closing. The Merger Agreement contains termination rights for each of IKONICS and TeraWulf and provides that IKONICS will be obligated to pay TeraWulf a termination fee of $1.2 million, and TeraWulf will be obligated to pay IKONICS a termination fee of $10.0 million if the Merger Agreement is terminated under certain circumstances.

Pursuant to the CVR Agreement, each shareholder of IKONICS as of immediately prior to the Closing, will receive one non-transferable contingent value right (“CVR”) for each outstanding share of common stock of IKONICS then held. The holders of the CVRs will be entitled to receive 95% of the Net Proceeds (as defined in the CVR Agreement), if any, from the sale, transfer, disposition, spin-off, or license of all or any part of the pre-merger business of IKONICS, subject to a reserve of up to 10% of the Gross Proceeds (as defined in the CVR Agreement) from such transaction. The CVRs will not confer to the holders thereof any voting or equity or ownership interest in TeraWulf. The CVRs will not be transferable, except in limited circumstances, and will not be listed on any quotation system or traded on any securities exchange. The CVR Agreement will terminate after all payment obligations to the holders thereof have been satisfied. Holders of CVRs will not be eligible to receive payment for dispositions, if any, of any part of the pre-merger business of IKONICS after the eighteen-month anniversary of the Closing.

On December 2, 2021, the Merger Agreement was amended to provide for Company reimbursement to IKONICS prior to the Closing of all payments made or then agreed to be made by IKONICS in exchange for the cancellation of restricted stock unit awards. The Company reimbursed IKONICS approximately $3.0 million under this provision.

On December 13, 2021, the Closing was effected and the Company thereby acquired IKONICS pursuant to the terms of the Merger Agreement, as amended. As a result, subsequent to the Closing, TeraWulf, renamed TeraCub Inc., became a wholly owned subsidiary of a public company, initially named Telluride Holdco, Inc. and renamed TeraWulf Inc., which is registered on Nasdaq.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of the Company, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair statement of such interim results.

The results for the unaudited interim condensed consolidated statements of operations are not necessarily indicative of results to be expected for the year ending March 31, 2022 or for any future interim period. The unaudited interim condensed consolidated financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the financial statements as of March 31, 2021 and for the period February 8, 2021 (date of inception) to March 31, 2021 and the notes thereto.

The unaudited interim condensed consolidated financial statements include the accounts of the Company as described in Note 1. All significant intercompany accounts and transactions have been eliminated.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Variable Interest Entities

Variable interest entities (“VIE”) are legal entities in which equity investors do not have (i) sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support, or (ii) as a group, the holders of the equity investment at risk do not have either the power, through voting or similar rights, to direct the activities of the legal entity that most significantly impact the entity’s economic performance, or (iii) the obligation to absorb the expected losses of the legal entity or the right to receive expected residual returns of the legal entity. The Company would consolidate any VIE in which it has a controlling financial interest through being deemed to be the primary beneficiary of the VIE. The primary beneficiary of a VIE has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both characteristics are met, the Company considers itself to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.

The Company determines whether it is the primary beneficiary of a VIE upon initial involvement with a VIE and reassesses whether it is the primary beneficiary of a VIE on an ongoing basis. The determination of whether an entity is a VIE and whether the Company is the primary beneficiary of a VIE is based upon facts and circumstances for the VIE and requires significant judgments such as whether the entity is a VIE, whether the Company’s interest in a VIE is a variable interest, the determination of the activities that most significantly impact the economic performance of the entity, whether the Company controls those activities, and whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE.

In 2021, the Company entered into a joint venture, Nautilus Cryptomine LLC (“Nautilus”) with an unrelated co-venturer, to develop, construct and operate a bitcoin mining facility in Pennsylvania. Due to the initial nature of the joint venture and the continued commitment for additional financing, the Company determined Nautilus is a VIE. While the Company has the ability to exercise significant influence over Nautilus, the Company has determined that it does not have the power to direct the activities that most significantly impact the economic performance of Nautilus. The power to direct the activities of Nautilus that most significantly impact Nautilus’ economic performance are shared equally by both parties within the joint venture due to the requirement for both equity holders to approve many of the key operating decisions and when not equally shared, are predominantly under the control of the co-venturer, including through the co-venturer’s majority representation on the board of managers. As such, the Company has determined that it is not the primary beneficiary of Nautilus and, therefore, has accounted for this entity under the equity method of accounting. Risks associated with the Company’s involvement with Nautilus include a commitment to fund additional equity investments. See Note 6 for additional information.

Equity Method of Accounting

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company's accounts are not reflected within the Company's condensed consolidated balance sheets and statements of operations; however, the Company's share of the earnings or losses of the investee company is reflected in the caption “Equity in net loss of investee, net of tax” in the condensed consolidated statements of operations. The Company's carrying value in an equity method investee company is reflected in the caption “Equity in net assets of investee ” in the Company's condensed consolidated balance sheets.

When the Company's carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company's condensed consolidated financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

The Company's investment in companies that are accounted for under the equity method of accounting consists of a 50% interest in Nautilus. See Note 6 for additional information.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Use of Estimates in the Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for (but are not limited to) such items as the establishment of right-of-use assets and lease liabilities that arise from leasing arrangements, the timing of commencement of capitalization for plant and equipment, the probability of consummating contemplated financing activities, recoverability of deferred tax assets and the recording of various accruals. These estimates are made after considering past and current events and assumptions about future events. Actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the lease term. Property, plant and equipment includes deposits on purchases of such assets that would be included in property, plant and equipment upon receipt, an amount of approximately $3.5 million as of September 30, 2021. As of March 31, 2021, deposits on miners were not recorded in property, plant and equipment as the Company had not determined which bitcoin mining facility would utilize the miners. See Note 6 for additional information.

Leases

The Company determines if an arrangement is a lease at inception and, if so, classifies the lease as an operating or finance lease. Operating leases are included in right-of-use (“ROU”) asset, current portion of operating lease liabilities, and long-term lease operating liabilities in the condensed consolidated balance sheets. Finance leases are included in property, plant and equipment, current portion of finance lease liabilities, and long-term lease finance liabilities in the condensed consolidated balance sheets. The Company does not recognize a ROU asset or lease liability for short-term leases having initial terms of 12 months or less and instead recognizes rent expense on a straight-line basis over the lease term. In an arrangement that is determined to be a lease, the Company includes both the lease and nonlease components as a single component and accounts for it as a lease when the Company would otherwise recognize the cost associated with both the lease and nonlease components in a similar fashion.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized at commencement date, and subsequently remeasured upon changes to the underlying lease arrangement, based on the present value of lease payments over the lease term. If the lease does not provide an implicit rate or if the implicit rate is not determinable, the Company generally uses an estimate of its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date. The ROU asset also includes any lease prepayments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

Costs associated with operating lease ROU assets are recognized on a straight-line basis within operating expenses or selling, general and administrative, as appropriate, over the term of the lease. Finance ROU lease assets are amortized within operating expenses or selling, general and administrative, as appropriate, on a straight-line basis over the shorter of the estimated useful lives of the assets or, in the instance where title does not transfer at the end of the lease term, the lease term. The interest component of a finance lease is included in interest expense and recognized using the effective interest method over the lease term.

As of March 31, 2021 and September 30, 2021, the Company is not a counterparty to any finance leases.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Stock Issuance Costs

Stock issuance costs are recorded as a reduction to issuance proceeds. Stock issuance costs incurred prior to the closing of the related issuance are recorded in other assets in the condensed consolidated balance sheets if the closing of the related issuance is deemed probable.

Revenue recognition

The Company recognizes revenue under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 “Revenue from Contracts with Customers.” The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•	Variable consideration

•	Constraining estimates of variable consideration

•	The existence of a significant financing component in the contract

•	Noncash consideration

•	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Mining pools

The Company intends to enter into cryptocurrency mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are expected to be terminable at any time by either party and our enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company will be entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less fees to the mining pool operator), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Consideration is constrained from recognition until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive; at this time, cumulative revenue is no longer probable of significant reversal, i.e., associated uncertainty is resolved. Fair value of the cryptocurrency award received is determined using the quoted price of the related cryptocurrency at the time of receipt.

There is no significant financing component in these transactions. There is, however, consideration payable to the customer in the form of a pool operator fee, payable only if the pool is the first to solve the equation; this fee will be deducted from the proceeds the Company receives and will be recorded as contra-revenue, as it does not represent a payment for a distinct good or service.

Providing computing power in cryptocurrency transaction verification services will be an output of the Company’s ordinary activities. The provision of providing such computing power is a performance obligation. The transaction consideration the Company receives, if any, is non-cash consideration and is all variable. Fair value of the cryptocurrency award received for cryptocurrency transaction verification services is determined using the quoted price of the related cryptocurrency at the time of receipt. There is no significant financing component in these transactions.

Cryptocurrencies

Cryptocurrencies, including bitcoin, will be included in current assets in the consolidated balance sheets. Cryptocurrencies purchased will be recorded at cost and cryptocurrencies awarded to the Company through the Company’s mining activities will be accounted for in connection with the Company’s revenue recognition policy disclosed above.

Cryptocurrencies will be accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, the Company is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

Purchases of cryptocurrencies, if any, made by the Company will be included within investing activities in the consolidated statements of cash flows, while cryptocurrencies awarded to the Company through its mining activities will be included as a non-cash adjustment within operating activities on the consolidated statements of cash flows. The sales of cryptocurrencies will be included within investing activities in consolidated statements of cash flows and any realized gains or losses from such sales will be included in other income (expense) in the consolidated statements of operations. The Company will account for its gains or losses in accordance with the first in first out (“FIFO”) method of accounting.

There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results of operations.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Earnings (loss) per Share

The Company computes earnings (loss) per share using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s redeemable convertible preferred stock is a participating security. The Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in the Company’s losses. As such, the net loss for the period presented is not allocated to the Company’s participating security.

Basic earnings (loss) per share of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the effect on weighted average shares outstanding of the number of additional shares outstanding if potentially dilutive instruments, if any, were converted into common stock using the treasury stock method. The computation of diluted net loss per share does not include dilutive instruments in the weighted average shares outstanding, as they would be anti-dilutive. The Company had no dilutive instruments or participating securities as of March 31, 2021 and September 30, 2021.

Concentrations

The Company or its joint venture have contracted with two suppliers for the provision of bitcoin miners. Although one supplier has lagged in its miner delivery schedule, the Company expects that the ordered miners from such supplier should be received prior to the miners’ projected installation dates. The Company will continue to monitor miner supplier performance, but currently does not believe that these counterparties represent a significant performance risk.

The Company expects to operate bitcoin mining facilities. While the Company may choose to mine other cryptocurrencies in the future, it has no plans to do so currently. If the market value of bitcoin declines significantly, the financial condition and results of operations of the Company may be adversely affected.

Recent Accounting Standards

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which was further amended through various updates issued by the FASB. The objective of ASU 2016-02 is to establish principles in reporting the amount, timing, and uncertainty of cash flows arising from a lease. The Company early adopted ASU 2016-02 on April 1, 2021. At the date of adoption, the Company had no leases subject to the provision of ASU 2016-02. See Note 4.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity ("ASU 2020-06"), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas and removes the requirement to separately account for any existing beneficial conversion option. The Company early adopted ASU 2016-02 on April 1, 2021. At the date of adoption, the Company had no contracts subject to the provision of ASU 2016-02. See Note 8 for information regarding the Company’s contingently redeemable preferred stock.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 – FAIR VALUE MEASUREMENTS

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-level fair value hierarchy prioritizing the inputs to valuation techniques is used to measure fair value. The levels are as follows: (Level 1) observable inputs such as quoted prices in active markets for identical assets or liabilities; (Level 2) observable inputs for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices that are observable either directly or indirectly from market data; and (Level 3) unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The carrying values of cash and cash equivalents and accounts payable and accrued liabilities are considered to be representative of their respective fair values principally due to their short-term maturities. There were no material non-recurring fair value measurements as of March 31, 2021 and September 30, 2021.

Note 3 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consisted of the following as of September 30, 2021 (in thousands):

2021
Construction in process	$8,410
8,410
Less: accumulated depreciation	-
$8,410

No depreciation expense was recorded for the three and six months ended September 30, 2021.

Note 4 — LEASES

Effective in May 2021, the Company entered into a ground lease related to its planned bitcoin mining facility in New York with a counterparty which is a related party due to control by a member of Company management. The lease includes fixed payments and contingent payments, including an annual escalation based on the change in the Consumer Price Index as well as the Company’s proportionate share of the landlord’s cost to own, operate and maintain the premises. The lease has an initial term of five years commencing in May 2021 and a renewal term of five years at the option of the Company, subject to the Company not then being in default, as defined. Payments under the lease commence upon the earlier of (i) commencement of initial construction of structures on the premises or (ii) 180 days after the effective date. No amounts were paid during the three and six months ended September 30, 2021. The lease is classified as an operating lease based on an analysis that utilized a discount rate of 6%, which is an estimate of the Company’s incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date. For the three and six months ended September 30, 2021, the Company recorded operating lease expense of $22,000 and $58,000, respectively, in operating expense in the condensed consolidated statements of operations and made no lease payments. The remaining lease term is 9.9 years.

The following is a maturity analysis of the annual undiscounted cash flows of the estimated operating lease liabilities as of September 30, 2021 (in thousands):

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Year ending March 31:
2022	$75
2023	150
2024	150
2025	150
2026	150
Thereafter	775
$1,450

A reconciliation of the undiscounted cash flows to the operating lease liabilities recognized in the condensed consolidated balance sheet as of September 30, 2021, follows (in thousands):

Undiscounted cash flows of the operating lease	$1,450
Unamortized discount	348
Total operating lease liability	1,102
Current portion of operating lease liability	87
Operating lease liability, net of current portion	$1,015

NOTE 5 – income taxes

The Company’s tax provision or benefit from income taxes for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter the Company updates its estimate of the annual effective tax rate, and if the estimated tax rate changes, a cumulative adjustment is made, if required.

The Company has no unrecognized tax benefits as of March 31, 2021 and September 30, 2021. The Company’s policy is to recognize interest accrued and penalties related to unrecognized tax benefits in tax expense. Since the Company has no unrecognized tax benefits, no accrued interest or penalties were recorded during the three and six months ended September 30, 2021.

TeraWulf files income tax returns in the U.S. Federal and Maryland, New York and Delaware State tax jurisdictions. The statute of limitations for TeraWulf remains open for all periods.

NOTE 6 – Joint Venture

On May 13, 2021, the Company and Talen Energy Corporation (“Talen”) (each a “Member” and collectively the “Members”) entered into a joint venture, Nautilus, to develop, construct and operate up to 300 MW of zero-carbon bitcoin mining in Pennsylvania with operations expected to commence in the second quarter of 2022 (the “Joint Venture”). In Connection with the Joint Venture, Nautilus simultaneously entered into (i) a Ground Lease (the “Ground Lease”), which includes an electricity supply component, with a related party of Talen, (ii) a Facility Operations Agreement with a related party of the Company and (3) a Corporate Services Agreement with a related party of Talen. Each Member holds a 50% interest in the Joint Venture. Pursuant to the terms of the Joint Venture agreement, TeraWulf will contribute $156.0 million both in cash and in-kind and Talen will contribute $156.0 million both in cash and in-kind to Nautilus by March 2022, unless otherwise determined in accordance with the Joint Venture agreement.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On March 19, 2021, the Company executed an agreement for the purchase of bitcoin miners from Minerva Semiconductor Corp. (“Minerva”) for a total of 30,000 MV7 miners, with originally scheduled monthly deliveries of 10,000 miners each between November 2021 and January 2022, for an aggregate price of $118.5 million (the “Minerva Purchase Agreement”). Pursuant to the Minerva Purchase Agreement, the Company paid an initial deposit of $23.7 million and the amount is included in deposits in the balance sheet as of March 31, 2021. During the three months ended June 30, 2021, an incremental deposit of $12.3 million was paid to Minerva in connection with the Minerva Purchase Agreement. Concurrently with the execution of the Joint Venture agreement, TeraWulf assigned the Minerva Purchase Agreement to Nautilus and Talen reimbursed the Company $18.0 million for 50% of the deposits made to Minerva as of that date. During the three months ended September 30, 2021, the Company paid to Minerva $4.5 million and was reimbursed by Talen for 50% of that amount. The balance of payments under the Minerva Purchase Agreement were originally scheduled to be paid as follows: (i) 30% of the total price six months before the shipping date of each batch of bitcoin miners; (ii) 30% of the total price three months before the shipping date of each batch of bitcoin miners; and (iii) the remaining 20% of the total price one month before the shipping date of each batch of bitcoin miners. Supply constraints at chip foundries and production timelines have impacted pricing and delivery schedule. Accordingly, Nautilus and Minerva have deemed all payments made to date to apply to the initial 10,000 miners to be shipped, which payments comprise 90% of the total amount due for these miners. The balance of 20,000 miners under the Minerva Purchase Agreement remain subject to discussion between the parties to the Minerva Purchase Agreement. As of the date at which these financial statements were available to be issued, Nautilus had not amended the Minerva Purchase Agreement.

On June 15, 2021, Nautilus entered into two Non-fixed Price Sales and Purchase Agreements for the purchase of bitcoin miners from Bitmain Technologies Limited (“Bitmain”) for a total of 30,000 S19j Pro miners, with originally scheduled monthly deliveries of 5,000 miners each between January 2022 and June 2022 (the “Bitmain Purchase Agreements”). Pursuant to the Bitmain Purchase Agreements, Nautilus owed an initial deposit of approximately $47.0 million, which was paid by the Company during the three months ended June 30, 2021. On a net basis, the Company funded approximately $23.5 million of the initial deposit in accordance with its 50% interest in the Joint Venture as Talen subsequently reimbursed the Company during the three months ended June 30, 2021, approximately $23.5 million in accordance with its 50% interest in the Joint Venture. During the three months ended September 30, 2021, the Company paid to Bitmain approximately $22.9 million. On a net basis, the Company funded approximately $16.3 million as Talen reimbursed the Company during the three months ended September 30, 2021 approximately $6.6M in accordance with the Joint Venture agreement.

The Company’s direct payments to Minerva and Bitmain, among others, on behalf of Nautilus for the three and six months ended September 30, 2021, are included in investments in joint venture related to direct payments made on behalf of joint venture in the condensed consolidated statement of cash flows. A reconciliation of amounts included within this footnote to captions in the condensed consolidated statement of cash flows follows (in thousands):

Payment of TeraWulf 50% share of Minerva deposits during the three months ended June 30, 2021	$(6,150)
Payment of TeraWulf 50% share of Bitmain deposits during the three months ended June 30, 2021	(23,490)
Payment of TeraWulf 50% share of Minerva deposits during the three months ended September 30, 2021	(2,250)
Payment of TeraWulf 50% share of Bitmain deposits during the three months ended September 30, 2021	(16,332)
Other direct payments	(3,261)
Investments in joint venture related to direct payments made on behalf of joint venture	$(51,483)

Payment of Talen 50% share of Minerva deposits during the three months ended June 30, 2021	$(6,150)
Payment of Talen 50% share of Bitmain deposits during the three months ended June 30, 2021	(23,490)
Payment of Talen 50% share of Minerva deposits during the three months ended September 30, 2021	(2,250)
Payment of Talen 50% share of Bitmain deposits during the three months ended September 30, 2021	(6,576)
Reimbursable payments for deposits on plant and equipment made on behalf of a joint venture partner	$(38,466)

Talen reimbursement of 50% share of Minerva deposits during the three months ended June 30, 2021	$6,150
Talen reimbursement 50% share of Bitmain deposits during the three months ended June 30, 2021	23,490
Talen reimbursement 50% share of Bitmain and Minerva deposits during the three months ended September 30, 2021	8,826
Reimbursement of payments for deposits on plant and equipment made on behalf of a joint venture partner	$38,466

Talen reimbursement of 50% share during the three months ended June 30, 2021 of Minerva initial deposit paid by TeraWulf during the period ended March 31, 2021	$11,850
Reimbursement from joint venture partner for deposits on plant and equipment contributed to the joint venture	$11,850

Minerva Purchase Agreement assignment during the three months ended June 30, 2021 : TeraWulf 50% share of Minerva initial deposit paid by TeraWulf during the period ended March 31, 2021	$(11,850)
Contribution of deposits on plant and equipment to joint venture (non-cash activity)	$(11,850)

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Nautilus is a VIE accounted for using the equity method of accounting. The table below summarizes the Company’s interest in Nautilus and the Company’s maximum exposure to loss as a result of its involvement with the VIE as of September 30, 2021 (in thousands):

Entity	% Ownership	Initial Investment	Additional Investment	Net loss Inception to Date	Company's Variable Interest in Entity	Commitment to Future Additional Contributions (1)	Company's Maximum Exposure to Loss in Entity (2)
Nautilus	50%	$18,000	$45,333	$(328)	$63,005	$92,667	$155,672

(1) The Members may seek alternate financing for the Pennsylvania bitcoin mining facility, which could reduce the amount of investments each Member would be required to provide. The Members may mutually agree on changes to the Pennsylvania bitcoin mining facility, which could increase or decrease the amount of contributions each Member is required to provide.

(2) The maximum exposure is determined by adding the Company’s variable interest in the entity and any explicit or implicit arrangements that could require the Company to provide additional financial support. The amount represents the contractually required capital contributions of the Company which are required for the initial phase of the Pennsylvania bitcoin mining facility buildout.

The condensed results of operations for the three and six months ended September 30, 2021 and the condensed financial position as of September 30, 2021, of Nautilus are summarized below (in thousands):

	Three months ended September 30, 2021	Six months ended September 30, 2021
Condensed statements of operations information:
Revenue	$-	$-
Operating expense	375	656
Net loss	$(375)	$(656)

September 30, 2021
Condensed balance sheet information:
Noncurrent assets	$156,702
Total assets	$156,702

Current liabilities	$12,678
Equity	144,024
Total liabilities and equity	$156,702

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Due to the terms of the Joint Venture agreement, a temporary basis difference of $9.0 million as of September 30, 2021 exists between the Company’s equity in net assets of investee included in the condensed consolidated balance sheet as of September 30, 2021 and the underlying net assets of Nautilus. In connection with the execution of the Ground Lease, Nautilus recorded an intangible asset, included in noncurrent assets in the condensed balance sheet information shown above, of $29.3 million related to the excess of the fair value of the electricity Talen is required to provide over the price for which Nautilus is paying for such electricity, with a corresponding $29.3 million recorded as an in-kind contribution receivable. The in-kind Talen contribution is, per the Joint Venture agreement, deemed to be contributed periodically over a six-month period commencing on July 1, 2021 and ending on December 31, 2021. Over this period, per the Joint Venture agreement, the Company’s cash contributions to fund Nautilus’ business requirements will be commensurately adjusted so that the total Company cash contributions will be equal to the total of the Talen cash and in-kind deemed contributions. Accordingly, at the close of the period on December 31, 2021, the temporary basis difference is expected to no longer exist.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

COVID-19 and Cares Act

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the global situation on its financial condition, liquidity, operations, supplies, industry and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its future results of operations, financial condition or liquidity.

NOTE 8 – REDEEMABLE CONVERTIBLE PREFERRED STOCK

In April 2021, TeraWulf commenced a private placement offering of 2,000,000 shares of Series A Preferred Stock, at an original issuance price per share of $25.00, to certain individuals and accredited investors, for an aggregate amount of $50.0 million (the “Series A Private Placement”).  On June 15, 2021, the Series A Private Placement concluded and was fully funded.

No dividends can be paid to stockholders of Common Stock (other than dividends on shares of Common Stock paid in Common Stock) unless the Preferred Stock first receives a dividend equivalent to that proposed for the Common Stock. In the event of any voluntary or involuntary liquidation or certain other deemed liquidation events, the Preferred Sock holds a liquidation preference to the Common Stock. Holders of Preferred Stock will not generally have the right to vote at any meeting of stockholders. However, if more than 1,000,000 shares, subject to certain adjustments, of Preferred Stock are outstanding, the holders have certain additional rights relating to liquidation and amendment to the Company’s Certificate of Incorporation. Each share of Preferred Stock shall be convertible after June 1, 2022 into shares of Common Stock at an initial conversion price of $25.00 per share. The Company shall at all times when Preferred Stock is outstanding reserve and keep available out of its authorized but unissued Common Stock sufficient shares to effect the conversion of all outstanding Preferred Stock. If a Qualified Listing Event (“QLE”), as defined, occurs on or prior to June 1, 2022, the conversion price shall be the lower of (a) (i) if the QLE occurs on or prior to December 1, 2021, an amount equal to 85% of the QLE price or (ii) if the QLE occurs after December 1, 2021 but on or prior to June 1, 2022, an amount equal to 82.5% of the QLE price and (b) $39.00 per share, subject to adjustment for certain events including, but not limited to, dividends, stock splits or other recapitalizations. Upon the occurrence of either (i) a QLE or (ii) the vote of holders of the Preferred Stock representing a majority of outstanding shares of Preferred Stock, conversion of Preferred Stock into Common Stock will be mandatory and the shares of Preferred Stock may not be reissued by the Company. Unless prohibited by law, at any time on or after June 1, 2024, the holders of the Preferred Stock can submit a redemption request whereby the Company will redeem the Preferred Stock in three annual installments at a price equal to its original issue price plus all declared but unpaid dividends. On December 2, 2021, TeraWulf’s Certificate of Incorporation was amended to provide that if the Closing under the Merger Agreement was to occur, the conversion ratio that shall apply to the conversion of shares of Preferred Stock immediately prior to the effective time of the Closing shall be equal to 0.8696560 shares of Common Stock for each share of Preferred Stock. On December 13, 2021, the Closing was effected and the Company converted the 2,000,000 shares of Preferred Stock into 1,739,311 shares of Common Stock.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

No dividends were declared for the three and six months ended September 30, 2021.

NOTE 9 – COMMON STOCK

Per the TeraWulf Third Amended and Restated Certificate of Incorporation dated May 14, 2021, the Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of Preferred Stock, par value $0.001 per share, with 2,000,000 shares of such authorized Preferred Stock designated as Series A Preferred Stock.

In March 2021, TeraWulf completed a private offering of 6,000,000 shares of Common Stock at a price per share of $5.00 to certain individuals, for an aggregate gross amount of $30 million (the “Common Stock Private Placement”), representing approximately 12% of the outstanding shares of the Company’s Common Stock subsequent to such issuance of shares. The applicable stockholders agreement provides for certain limitations on share transfer rights, for registration of shares in connection with an initial public offering, for execution of a lock-up agreement upon an initial public offering, for certain tag-along and drag-along rights and for certain preemptive rights upon future issuance of shares by the Company. The voting rights of Common Stockholders and certain board of director features including the number of directors, board composition and replacement of directors under certain conditions are circumscribed by certain stockholders which are controlled by certain members of the Company’s board of directors. Proceeds of the Common Stock Private Placement were used primarily to fund the purchase of bitcoin mining equipment.

In December 2021, TeraWulf completed a private offering of 2,261,932 shares of Common Stock at a price per share of $33.82 to certain institutional and individual investors, for gross proceeds of approximately $76.5 million (the “December Private Placement”). Additionally, in connection with a term loan offering, the Company issued 839,398 shares of Common Stock (see note 12).

On December 13, 2021, the Closing was effected and the Company converted the then outstanding 54,840,641 shares of Common Stock into 97,976,728 of shares of common stock of the publicly registered TeraWulf, resulting in a total of 99,976,253 shares of common stock of the then publicly registered TeraWulf Inc. outstanding as of that date.

No dividends were declared for the three and six months ended September 30, 2021.

NOTE 10 – STOCK BASED COMPENSATION

On May 13, 2021, the Company made effective the 2021 Omnibus Incentive Plan (the “Plan”) for purpose of attracting and retaining employees, consultants and directors of the Company and its affiliates by providing each the opportunity to acquire an equity interest in the Company or other incentive compensation in order to align the interests of such individuals with those of the Company’s stockholders. The Plan provides for a maximum number of shares to be issued, limitations of shares to be delivered for incentive stock options and a maximum compensation amount for any non-employee member of the board of directors, among other provisions. The form of grants under the Plan includes stock options, stock appreciation rights, restricted stock and restricted stock units. No grants have been made under the Plan as of the date the financial statements were available to be issued.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 11 – RELATED PARTY TRANSACTIONS

On April 27, 2021, the Company entered into an Administrative and Infrastructure Services Agreement (the “Services Agreement”) with Beowulf Electricity & Data Inc. (“Beowulf E&D”), a related party due to control by a member of Company management. Under the Services Agreement, Beowulf E&D will provide, or cause its affiliates to provide, to TeraWulf certain services necessary to build out and operate certain bitcoin mining facilities anticipated to be developed by the Company and support the Company’s ongoing business, including, among others, services related to construction- technical and engineering, operations and maintenance, procurement, information technology, finance and accounting, human resources, legal, risk management and external affairs consultation. The Services Agreement has an initial term of five years and provides for certain fixed, passthrough and incentive payments to Beowulf E&D, including issuing to certain designated employees of Beowulf E&D awards with respect to shares of TeraWulf common stock upon the consummation of an initial public offering of TeraWulf or the consummation of a merger following which TeraWulf is listed on a nationally recognized securities exchange and, thereafter, upon achievement of certain milestones regarding bitcoin mining capacity deployed at the bitcoin mining facilities. For the base fee, the Company has agreed to pay Beowulf E&D in monthly installments an annual fee for the first year in the amount of $7.0 million and, thereafter, an annual fee equal to the greater of $10.0 million or $0.0037 per kilowatt hour of electric load utilized by the bitcoin mining facilities. The Services Agreement also provides for reimbursement of cost and expenses incurred in connection with providing the services. During the three and six months ended September 30, 2021, the Company paid Beowulf E&D $2.2 million and $3.5 million, respectively, under the Services Agreement. Selling, general and administrative in the condensed consolidated statements of operations includes $1.5 million and $3.6 million, respectively, for the three and six months ended September 30, 2021. As of September 30, 2021, $583,000 is included in prepaid expenses and $51,000 is included in accounts payable and accrued liabilities in the condensed consolidated balance sheet.

In April 2021, the Company reimbursed Heorot Power Holdings LLC (“HPH”), a related party due to control by a member of Company management, $1.6 million related to (i) the development of bitcoin mining facilities including services and third party costs for transmission consulting, engineering consulting, transmission system impact study costs, electricity procurement and site development costs, (ii) joint venture investigation and negotiation and (iii) certain Company organizational and legal costs. During the six months ended September 30, 2021, $120,000 was included in selling, general and administrative expense in the condensed consolidated statement of operations.

In June 2021, the Company paid a related party due to control by a member of Company management $632,000 for the purchase of certain electrical infrastructure and equipment for its planned bitcoin mining facility in New York. The certain electrical infrastructure and equipment is included in property, plant and equipment, net in the condensed consolidated balance sheet as of September 30, 2021.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 17, 2021, which is also the date these financial statements were available to be issued, and has determined that the following subsequent events require disclosure.

Between October 4, 2021 and November 19, 2021, the Company obtained loans (each, a “Loan”) from its three largest stockholders in an aggregate principal amount of $25.0 million, each evidenced by a promissory note, certain of which were amended and restated subsequent to issuance. Interest on the unpaid principal balance of each Loan accrues at a rate of 8% per annum and is paid in kind and added to the principal balance of such Loan on a monthly basis. The outstanding principal amount of each Loan, together with all accrued and unpaid interest thereon, will be due and payable in full on the earliest to occur of: (i) the issuance of equity securities by the Company or any of its subsidiaries under any offering in an amount greater than $50.0 million; and (ii) the first anniversary of the issuance date of such Loan. The Company may prepay the outstanding principal balance of the Loans, in whole or in part, without penalty or premium at any time prior to the applicable maturity date. In December 2021, the Loans were repaid in full.

TERAWULF INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On December 1, 2021, the Company entered into a Loan, Guaranty and Security Agreement whereby debt in the gross amount of $123.5 million was issued (the “Term Loan”). The Term Loan bears an interest rate of 11.5% and an upfront fee of 1%, an amount of $1.2 million. The Company shall pay the outstanding principal balance of the Term Loan in quarterly installments, commencing in April 2023, equal to 12.5% of the original principal amount of the Term Loan. Interest payments are due quarterly in arrears. The Company has the option to prepay all or any portion of the Term Loan, subject to certain prepayment fees. Certain events, as described in the Term Loan agreement, require mandatory prepayment. The Term Loan has usual and customary representations and warranties, covenants and events of default and is collateralized by substantially all of the assets of the Company. In connection with the Term Loan offering, the Company issued to the holders of the Term Loans 839,398 shares of Common Stock, which is a quantity of Common Stock expected to represent 1.5% of the outstanding shares of the publicly registered shares of TeraWulf subsequent to the Closing. In connection with the issuance of the Term Loan and the December Private Placement, the Company incurred aggregate issuance costs of approximately $7.2 million in addition to the Term Loan upfront fee. One Term Loan investor, NovaWulf Digital Master Fund, L.P., with a principal balance of $15.0 million, is a related party due to cumulative voting control by members of Company management and a member of the Company’s board of directors.

On December 7, 2021, the Company entered into a Non-fixed Price Sales and Purchase Agreement with Bitmain for the purchase of 3,000 S19XP miners, with originally scheduled monthly deliveries of 500 miners each between July 2022 and December 2022 (the “Second Bitmain Purchase Agreement”) for a total purchase price of $32.6 million. Pursuant to the Second Bitmain Purchase Agreement, the Company paid an initial deposit of approximately $11.4 million.

On December 13, 2021, upon the Closing of the Mergers, TeraWulf became a wholly owned subsidiary of Telluride Holdco, Inc. On the same day, TeraWulf changed its name to TeraCub Inc. and Telluride Holdco, Inc. changed its name to TeraWulf Inc. These financial statements represent the consolidated financial position and consolidated results of operations of the entity named Terawulf Inc. through December 13, 2021 and subsequently named TeraCub Inc.

On December 15, 2021, the Company entered into a Non-fixed Price Sales and Purchase Agreement with Bitmain for the purchase of 15,000 S19XP miners, with originally scheduled monthly deliveries of 2,500 miners each between July 2022 and December 2022 (the “Third Bitmain Purchase Agreement”) for a total purchase price of $169.1 million. Pursuant to the Third Bitmain Purchase Agreement, the Company is obligated to pay an initial deposit of approximately $59.2 million within two days of entering the agreement.